Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) by and between Vistaprint Schweiz GmbH, a Swiss limited liability company (“Vistaprint Schweiz”) and Vistaprint N.V., a Dutch public limited liability company (“Vistaprint N.V.”), on the one hand, and Hauke Hansen, a resident of Sonnenbuehlstrasse 91, Konstanz 78464, Germany (“Executive”), on the other hand, is effective as of the date of the last signature below. As used in this Agreement, the term “Vistaprint” means Vistaprint Schweiz when referencing Executive’s employer and Vistaprint N.V. and its subsidiaries and affiliates in all other contexts.

WHEREAS, Executive is currently employed by Vistaprint Schweiz pursuant to a written employment contract between Vistaprint Schweiz and Executive dated November 17, 2010, as amended (the “Swiss Employment Contract”);

WHEREAS, Executive previously served as a member of the management board of Vistaprint N.V. and as a director of various Vistaprint subsidiary companies;

WHEREAS, Vistaprint N.V. and Executive entered into an Executive Retention Agreement dated as of June 18, 2012 (the “Executive Retention Agreement”) in order to memorialize their agreement as to, among other things, Executive’s entitlement to compensation from Vistaprint (including Vistaprint Schweiz) in the event of the termination of Executive’s employment with Vistaprint;

WHEREAS, Vistaprint has determined to terminate Executive’s employment with Vistaprint, and Executive and Vistaprint desire to enter into this agreement to resolve any issues between them arising from Executive’s employment and the termination of Executive’s employment and to continue Executive’s employment with Vistaprint through June 30, 2014 (the “Separation Date”), subject to earlier termination as provided below.

NOW, THEREFORE, in consideration of the agreements, covenants, promises and releases contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transition Period.

(a) Vistaprint and Executive agree that Executive will remain employed by Vistaprint in his current position or in such other positions as may be designated by Vistaprint’s CEO (or the CEO’s designee) through the Separation Date (subject to earlier termination as provided below) (the “Transition Period”); provided, however, that at any time during the Transition Period, Vistaprint may release the Executive from his duties (garden leave) so long as it continues to provide Executive with the compensation and benefits described in this section below. During the Transition Period, and except to the extent that Vistaprint has released Executive from his duties, Executive shall diligently and in good faith perform the roles and responsibilities as assigned to Executive by Vistaprint’s CEO (or the CEO’s designee) from time to time during the Transition Period, which may include, among other things, transitioning Executive’s roles and responsibilities to the successor executive(s). During the Transition Period, Executive will continue to receive from Vistaprint his base salary at the rate that was in effect immediately before the execution of this Agreement (the “Base Salary”), and will continue to receive from Vistaprint the same level of bonuses, fringe benefits and equity vesting to which Executive was entitled immediately before the execution of this Agreement, subject to and in accordance with Vistaprint’s normal policies and practices, benefit plans and written agreements regarding equity (and subject to the early termination provisions below).

(b) Effective as of the Separation Date, Executive’s employment relationship with Vistaprint will automatically and immediately terminate, unless terminated earlier as provided herein. Notwithstanding anything to the contrary herein, Vistaprint may terminate Executive’s employment for Cause (as defined below) at any time during the Transition Period. For purposes of this Agreement, “Cause” means cause in the sense of art. 337 of the Swiss Code of Obligations. If applicable, the date upon which Executive’s employment terminates before the Separation Date pursuant to this Section 1(b) shall be referred to herein as the “Effective Date of Termination.” Except as set forth below, all Vistaprint benefits will terminate automatically upon the Separation Date or, if applicable, the Effective Date of Termination. Vistaprint will pay to Executive all earned and unpaid salary and/or wages and all accrued and unpaid vacation pay in the next regularly scheduled payroll cycle following his last day of employment with Vistaprint (or sooner to the extent legally required).

2. Severance Benefits. Subject to Executive’s full and timely compliance with the Severance Conditions as defined and set forth in Section 3 below and all other terms and conditions of this Agreement, Vistaprint shall pay or otherwise provide to Executive the severance benefits set forth in this Section 2 (collectively, the “Severance Benefits”).

(a) Vistaprint shall make the following cash payments to Executive (collectively, the “Cash Payments”):

(1) a cash payment in the amount of CHF 335,000, which is an amount equal to that base salary previously set for Executive for Vistaprint’s fiscal year 2015;

(2) a cash payment in an amount calculated in accordance with the formula set forth in Section 4.2(a)(i)(2)(A) of the Executive Retention Agreement, which calculated amount will equal or exceed the amount of Executive’s fiscal 2015 target annual cash incentive award, which was previously set at CHF 100,000;

(3) a cash payout for Vistaprint’s fiscal year 2014 on the award previously made to Executive under Vistaprint’s annual cash incentive bonus program (which award, for sake of clarity, has a CHF 100,000 “target” payout amount), in the same amount as Executive would have received had Executive remained continuously employed by Vistaprint through the payout date for such annual cash incentive bonus payments;

(4) a cash payout for Vistaprint’s fiscal year 2014 on the award previously made to Executive under Vistaprint’s long-term cash incentive bonus program (which award, for sake of clarity, has a U.S.$41,250 “target” payout amount), in the same amount as Executive would have received had Executive remained continuously employed by Vistaprint through the payout date for such long-term cash incentive bonus payments;

(5) a cash payment in the amount of CHF 34,013, which represents and effects the payout of all of Executive’s accrued and unused PTO time through and including the Separation Date;

(6) a cash payment in the amount of CHF 20,400, in lieu of any continuing monthly payments to Executive following the Separation Date in respect of Executive’s car allowance; and

(7) a cash payment in the amount of CHF 2,400, in lieu of any continuing monthly payments to Executive following the Separation Date to partially defray Executive’s healthcare expenses.

With regard to any Cash Payment that is calculated or otherwise expressed in a currency other than Swiss francs, such Cash Payment shall be paid to Executive in Swiss francs, using the currency conversion process and methodology customarily used by Vistaprint’s Human Resources organization in connection with similar payments. All Cash Payments will be paid by Vistaprint to Executive within four weeks following Executive’s satisfaction of the Severance Conditions (except that if an earlier payment date is required by applicable law for any Cash Payment, such Cash Payment shall be paid on before the payment date required by applicable law).

(b) Vistaprint shall accelerate the vesting of those Vistaprint restricted share units (“Vistaprint RSUs”) and options to purchase Vistaprint ordinary shares (“Vistaprint Share Options”) held by Executive that, under the terms of the applicable award or grant agreements, are scheduled to vest during the period beginning July 1, 2014 and ending December 31, 2014, so that such Vistaprint RSUs (the “Accelerated RSUs”) and such Vistaprint Options (the “Accelerated Share Options”) will be fully vested as of the Separation Date (or the first such date thereafter as is administratively feasible); provided, however, that Executive shall not be permitted to (i) sell, dispose or otherwise transact in the Vistaprint ordinary shares underlying the Accelerated RSUs and/or (ii) exercise or otherwise transact in the Accelerated Share Options (and in each case Vistaprint shall not be obligated to deliver the underlying Vistaprint ordinary shares) unless Executive fully and timely complies with the Severance Conditions. If Executive fails to satisfy the Severance Conditions, such Accelerated RSUs and Accelerated Share Options shall expire and Executive shall have no further rights or entitlements therein. For avoidance of doubt, Executive understands and acknowledges that (i) the vesting of Vistaprint RSUs representing a total of 5,300 Vistaprint ordinary shares and Vistaprint Share Options for the purchase of 3,297 Vistaprint ordinary shares is expected to be accelerated under this subparagraph (subject to Executive’s full and timely compliance with the Severance Conditions) (collectively, the “Equity Acceleration”) and (ii) such Accelerated Share Options have a U.S.$50 per share strike price, which strike price, depending on the date on which this Agreement is executed, may exceed the most recent closing price of Vistaprint ordinary shares on the NASDAQ Global Select Market.

(c) Vistaprint shall make a lump-sum contribution to Executive’s pension account in a gross amount equal to the aggregate amount of twelve monthly pension contributions, calculated at the same contribution level that pension contributions were made during the period immediately before the Separation Date. Executive acknowledges and agrees that such lump-sum pension contribution will be in the aggregate gross amount of CHF 53,617 and will be made net of all applicable tax and social security withholdings (which are estimated to be approximately CHF 19,366).

(d) Vistaprint shall pay Executive’s expenses incurred in connection with the preparation and filing of his calendar year 2014 Dutch tax filing, consistent with past practices.

The Severance Benefits will be paid or otherwise provided net of all applicable tax and social security withholdings. In particular and in addition, Executive acknowledges and agrees that the Cash Payments will be reduced by and paid net of (i) all tax and social security withholdings applicable to such Cash Payments and the Equity Acceleration (collectively, the

“Severance-Related Withholdings”) and (ii) Executive’s indebtedness or other reimbursement obligations to Vistaprint for the amounts paid or payable by Vistaprint in respect to Executive’s calendar year 2013 Swiss tax liability (which amount equals CHF 233,771) and calendar year 2014 Swiss tax liability (which amount is expected to equal approximately CHF 106,100) (collectively, the “Tax Settle-Up Balances”). Executive further acknowledges and agrees that if the Severance-Related Withholdings and the Tax Settle-Up Balances in the aggregate exceed the total Cash Payments, then Executive shall pay such excess amount to Vistaprint in full by not later than August 31, 2014 (by delivering a check in such excess amount to the attention of the Vistaprint contact person identified below the Vistaprint signature block at the bottom of this Agreement (the “Vistaprint Contact Person”)).

3. Severance Conditions. As a condition to Executive’s eligibility to receive and Vistaprint’s obligation to pay and/or provide the Severance Benefits, (i) Executive shall have signed and delivered to Vistaprint (to the attention of the Vistaprint Contact Person) the Non-Competition and Non-Solicitation Agreement in the form of Exhibit A hereto, (ii) on a date that is not fewer than 30 days nor more than 60 days after the effective date of this Agreement, Executive shall have executed and delivered to Vistaprint (to the attention of the Vistaprint Contact Person) a General Release of Claims and Certification in the form of Exhibit B hereto (which General Release of Claims, for avoidance of doubt, shall supplement and is in addition to the general release of claims set forth in Section 8 below) and (iii) Executive shall not have engaged in any conduct that would constitute Cause (collectively, the “Severance Conditions”). Executive’s strict compliance with the Severance Conditions is essential to this Agreement.

4. Termination of Prior Agreements; Exclusion of Extension Periods. This Separation Agreement supersedes and replaces all prior agreements between Executive and Vistaprint relating to the rights and obligations of the parties in connection with or in any way relating to Executive’s employment with Vistaprint and/or the termination of Executive’s employment, including, without limitation, the Swiss Employment Contract and the Executive Retention Agreement, which agreements shall have no further or continuing force or effect (except as set forth in the following proviso); provided, however, that notwithstanding the foregoing, nothing in this Separation Agreement modifies, supersedes, replaces or otherwise alters the assignment and other terms and provisions set forth in Clause 10 (Assignment) of the Swiss Employment Contract, which assignment and other terms and provisions shall survive indefinitely. Without limiting the preceding sentence, Executive acknowledges and agrees that (i) he is not entitled to any severance, payments or other benefits relating to or arising from the termination of his employment under the Executive Retention Agreement, and (ii) the Severance Benefits exceed the aggregate value of the benefits that he would have been entitled to receive under the Executive Retention Agreement had such Executive Retention Agreement remained in force and effect. Executive knowingly and voluntarily agrees that the termination date of his employment with Vistaprint shall be the Separation Date and he hereby waives and disclaims any right, claim and/or entitlement to any additional notice period, whether arising under contract, applicable law or otherwise. Any extension of the notice period or the end date of employment due to sickness, accident, military service or any other reason listed in art. 336c of the Swiss Code of Obligations is expressly excluded.

5. Certain Acknowledgements. Executive acknowledges and agrees that, owing to his separation from employment with Vistaprint as of the Separation Date (or the Effective Date of Termination, if applicable) and except only to the extent expressly included in the Severance Benefits, (i) all of Executive’s rights to participate in and receive payouts under any Vistaprint performance incentive plan (whether providing for annual or multi-year awards or otherwise) will terminate effective on his last day of employment, and accordingly he will not be eligible to receive a payout under any such plan for Vistaprint’s 2015 fiscal year, or for any subsequent fiscal year; (ii) all unvested Vistaprint RSUs held by Executive on his last day of employment (after giving effect to the acceleration contemplated above, if applicable) will be forfeited in accordance with their terms; and (iii) vesting of all Vistaprint Share Options held by Executive on his last day of employment (after giving effect to the acceleration contemplated above, if applicable) will cease, with all unvested Vistaprint Share Options being forfeited in accordance with their terms and all vested Vistaprint Share Options being exercisable strictly in accordance with the exercise terms of the respective option agreement (it being understood that the Severance Conditions will not have the effect of extending or otherwise modifying the time period for exercising following the termination of employment). Executive further acknowledges that except for the Vistaprint RSUs and Vistaprint Share Options awarded to him by Vistaprint and reflected in Executive’s Vistaprint-related E*TRADE stock plan account, he holds no Vistaprint RSUs, Vistaprint Share Options or other options or rights to purchase or otherwise acquire Vistaprint ordinary shares from Vistaprint.

6. Return of Company Property. Executive agrees and warrants that on or before his last day of employment with Vistaprint, or earlier at Vistaprint’s direction, Executive will return to Vistaprint all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Vistaprint identification, and any other Vistaprint-owned or Vistaprint-leased property in his possession or control and will leave intact all electronic Vistaprint documents, records and files, including but not limited to those that Executive developed or helped to develop during his employment with Vistaprint. Executive further agrees that any retention right is excluded. Executive further agrees and warrants that on or before his last day of employment with Vistaprint, he will have cancelled all accounts for his benefit, if any, in Vistaprint’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. In addition, Executive agrees and warrants that on or before his last day of employment with Vistaprint, Executive will have transferred to Vistaprint all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that Executive opened and/or maintained in his own name, but on behalf of or for the benefit of Vistaprint, during the course of his employment and not to access or do anything that may directly or indirectly inhibit or prevent Vistaprint from accessing any and all of the accounts, social media accounts, subscriptions and registrations. Executive agrees that, in the event that any such transfers have not been fully effected as of the last day of his employment with Vistaprint, Executive will execute such instruments and other documents and take such other steps as Vistaprint may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.

7. Directorships; Offices; Powers of Attorney. Effective as of the effective date of this Agreement, Executive hereby (i) resigns his seat on the management board of Vistaprint N.V., (ii) resigns all offices and other positions held with Vistaprint N.V., (iii) resigns his directorships, offices and other positions held with any and all Vistaprint subsidiary companies and (iv) agrees to the termination of any and all powers of attorney granted or otherwise given to him by any Vistaprint company and further agrees that from and after the effective date of this Agreement, he relinquishes and shall not exercise any rights, powers and authority granted or otherwise given to him under any such powers of attorney; provided, however, that the preceding shall not apply to or alter any such resignations or terminations already effected prior to the effective date of this Agreement. Executive agrees that he shall promptly execute and deliver to Vistaprint such resignation letters or other instruments that Vistaprint may reasonably request him to sign in order to confirm or otherwise give effect to the intent of this section.

8. General Release and Waiver of All Claims. In consideration of the compensation and other benefits provided for in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive herewith waives any and all claims and rights of action (whether under statute, contract, common law or otherwise) that the Executive has or might have in connection with his employment and its termination or any other matter against Vistaprint and/or Vistaprint’s directors, officers, employees, agents or representatives, in any jurisdiction in the world.

9. Non-Disparagement. To the extent permitted by law, Executive understands and agrees that as a condition of his receipt of the compensation and other benefits provided to Executive under this Agreement, he shall not make any false, disparaging or derogatory statement to any person or entity, including any media outlet, regarding Vistaprint or any of its directors, officers, employees, agents or representatives or about Vistaprint’s business affairs or financial condition. For the avoidance of doubt, this Section 9 applies to any statement that has or reasonably could be expected to have an adverse effect on Vistaprint’s business or reputation.

10. Cooperation. During the remainder of Executive’s employment with Vistaprint and for a period of one (1) year following the termination of his employment, Executive agrees that he will reasonably cooperate with Vistaprint and its counsel, at Vistaprint’s expense, in connection with any investigation, administrative proceeding or litigation conducted or defended by Vistaprint. Executive agrees that, in the event that he is subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to his employment with Vistaprint, Executive will give prompt notice of such request to Vistaprint’s Chief Legal Officer and will make no disclosure until Vistaprint has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11. Confidentiality. Executive understands and agrees that, to fullest extent permitted by applicable law, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as strictly confidential by Executive and his agents and representatives and shall not be disclosed except to his immediate family, financial advisors, accountants, taxing authorities, unemployment office, mortgage lenders/bank personnel and/or attorney provided that their disclosure would be imputed on the Executive, and to the extent required by federal or state law, including a subpoena, or as otherwise agreed to in writing by Vistaprint.

12. Nature of Agreement. Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission by Vistaprint of liability or wrongdoing of any kind on its part.

13. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

14. No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided, however, that if the Executive’s waiver and release under section 8 were held to be illegal or invalid, the Executive shall not be entitled to any payments in excess of his statutory entitlements.

16. Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that Executive fully understand the meaning and intent of this agreement. Executive affirms that he has had the opportunity to fully discuss and review the terms of this Agreement with legal counsel of his own choosing and that he availed himself of this opportunity to the full extent that he desired to do so.

17. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of Switzerland. Any legal suit, action or proceeding arising out of or related to this Agreement shall be instituted exclusively in the Swiss courts of competent jurisdiction.

18. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and, without limiting and in addition to Section 4 above, supersedes all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, any such negotiations, agreements, commitments or writings relating to severance or other potential payments or benefits to Executive in the event of the termination of his employment with Vistaprint.

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement under seal effective as of the date of the last signature below.

VISTAPRINT N.V.

By: /s/Ernst J. Teunissen	/s/ Hauke Hansen
Name: E.J. Teunissen	Hauke Hansen
Title: CFO

Date: 30 June, 2014	Date: June 30, 2014

VISTAPRINT SCHWEIZ GMBH

By: /s/Ernst J. Teunissen
Name: E.J. Teunissen
Title: Managing Officer

Date: 30 June, 2014

Vistaprint Contact Person:

Lawrence A. Gold, Esq.

Senior Vice President and Chief Legal Officer

Vistaprint N.V.

c/o Vistaprint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

Tel. 781-652-6541

Email: lgold@vistaprint.com

Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Exhibit B

GENERAL RELEASE OF CLAIMS and CERTIFICATION

The undersigned, Hauke Hansen, hereby waives any and all claims and rights of action (whether under statute, contract, common law or otherwise) that he has or might have in connection with his employment and its termination or any other matter against Vistaprint N.V. and/or any of its affiliated companies, including Vistaprint Schweiz GmbH (together all referred to as “Vistaprint”) and/or any and all Vistaprint’s directors, officers, employees, agents or representatives, in any jurisdiction in the world.

The undersigned, Hauke Hansen, also confirms that he has fully complied with all his obligations under the Separation Agreement and that he has, in particular, returned all company property and transferred all accounts, subscriptions and/or registrations to Vistaprint.

Date: , 2014	Hauke Hansen